Exhibit 16
Page 1 of 2
SCHEDULE FOR COMPUTATION OF PERFORMANCE CALCULATIONS
CUMULATIVE TOTAL RETURNS and their income and capital components are described in the fund's Statement of Additional Information, and are based on the net asset values, dividends, capital gain distributions, and reinvestment prices of the historical period covered.
AVERAGE ANNUAL RETURNS are calculated according to the following formula:
Average Annual Return = [(1 + Cumulative Return)1/n] - 1
[where n = the number of years in the base period]
Included in this exhibit is a chart showing the data used to calculate the 30-Day Yield as of the fund's fiscal year end.
The 30-DAY YIELD is calculated according to the methods prescribed in Form N-1A Item 22(b)(ii).
          30-Day Total Net Income
30-Day Yield = 2<UNDEF>(--------------------------------------------------)
+ 1)6 - 1<UNDEF>
  (30-Day Average Shares Outstanding)(Prior Day Price)
Fidelity Covington Trust: Fidelity Real Estate High Income Fund II
EXHIBIT 16
Page 2 of 2
SCHEDULE FOR THE COMPUTATION OF MOVING AVERAGES
Fidelity Covington Trust: Fidelity Real Estate High Income Fund II
The 13-week and 39-week moving averages are long-term or weekly moving averages. As such, they are based upon the closing adjusted NAV (presented here) on the last business day of each week for the past 13 and 39 weeks through the last business day of the week closest to the fund's fiscal year end.
Adjusted Net Asset Value:
  Following Day Dividend + Following Day Capital Gains
Current Day Factor =  <UNDEF>----------------------------------------------
+ 1<UNDEF> (Following Day Factor)
    Following Day NAV
Where:
 Following Day Factor = 1.0 until the day preceding the first distribution.
   Current Day NAV
  Adjusted NAV =   ---------------
   Current Day Factor
13-week Moving Average is calculated as follows:
Sum of the end-of-week Adjusted Navs for the time period
13
39-week Moving Average is calculated as follows:
Sum of the end-of-week Adjusted NAVs for the time period
39